Exhibit 99.1
ManorCare
News Release

For Immediate Release

Contact:
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail: gmeyers@hcr-manorcare.com

Manor Care Reports 2005 Fourth-Quarter Earnings

Board Increases Quarterly Dividend,
Approves $100 Million in Additional Share Repurchase Authority

TOLEDO, Ohio, January 27, 2006 — Manor Care, Inc. (NYSE:HCR) today announced fourth-quarter earnings per diluted share of 40 cents, which includes the impact of approximately 15 cents for unusual items related to debt refinancing, hurricane-related losses and a higher tax rate, which are discussed further below. This compares to 55 cents per share in the 2004 fourth quarter. Fourth-quarter net income was $32 million, compared with $48 million in the 2004 fourth quarter. Revenues climbed to $864 million, compared with $806 million a year ago.

For the year, revenues were $3.4 billion, compared to $3.2 billion for the year 2004. Net income was $161 million, or $1.89 per diluted share, compared with $168 million, or $1.90 per share, a year ago.

The strength of the company’s operating performance resulted in Manor Care’s Board of Directors increasing the quarterly cash dividend on the company’s common stock to 16 cents per share from 15 cents per share, a 7 percent increase. The dividend is payable on February 27, 2006 to shareholders of record on February 13, 2006. The Board also authorized $100 million for share repurchase through the end of 2006, which is in addition to the $41 million that remains outstanding under a previous authority.

Paul A. Ormond, Manor Care chairman, president and CEO, said, “During the

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fourth quarter, we continued to build census in our skilled nursing centers, taking it to its highest level in 2005, and 50 basis points higher than the 2004 fourth quarter. This was a reflection of our ongoing operational focus on promoting our capability to provide excellent outcomes for those requiring post-acute complex medical care and intensive rehabilitation and helping them quickly return to the community. As a result of this shift in our mix and growth in our capabilities, over half of our nursing center admissions today are able to be discharged within 30 days. This ongoing focus in 2005 enabled us to increase our Medicare revenues as the year progressed and take our quality mix of Medicare, private pay and managed care/insurance revenues to a company high of 71 percent.”

Medicare revenues in the company’s skilled nursing operations during the quarter increased 16 percent compared with the fourth quarter of 2004 due to the mix shift, volume growth and a reimbursement rate increase of about 3 percent on October 1, 2005. The shift in mix will enable the company to partially offset the Medicare rate decrease incurred beginning January 1, 2006, which otherwise would reduce the Medicare per diem by approximately $17 per patient day. Medicaid rates increased during the year but were largely offset by provider taxes. The company also announced that all eligible patients within its skilled nursing centers are receiving their prescribed medications under Medicare’s new Part D prescription drug program and that a prescription drug plan has been identified for 100 percent of its dual eligible (Medicare and Medicaid) patients.

“Our hospice and home health business also continued to grow in 2005, led by our hospice operations,” Mr. Ormond continued. “Hospice provides excellent opportunities for growth, both organically and through select acquisitions. To support the strategic growth of this business, in the second half of 2005 we acquired two hospice operations, purchased an oncology home care business and began construction of a new inpatient hospice facility. Hospice revenues were up 15 percent in the 2005 fourth quarter from a year ago.”

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In addition to the hospice and home care investments during the year, Manor Care opened a new nursing center and completed seven nursing center expansions. Four new skilled nursing centers are under construction, and 28 nursing center expansions, including 19 related to expanding physical therapy capabilities, are ongoing.

These investments were made possible by Manor Care’s capability to again generate significant cash in 2005. During the year, the company generated operating cash flow of $354 million, a nearly $25 million increase over 2004. Manor Care also put in place a new $300 million credit facility and issued $400 million of 2.125% convertible notes at attractive terms. The combination of free cash flow and debt refinancing enabled the company to repurchase $316 million of its shares in 2005, redeem $250 million of senior notes and pay out $50 million in dividends. Manor Care continues to be investment grade rated by both S&P and Moody’s.

There were three unusual items during the fourth quarter, which resulted in an impact of 15 cents per share. Debt extinguishment costs amounted to $14.6 million, or about 11 cents per share. Expenses and an asset write-off of $1.8 million related to the Florida hurricanes, and a one-time income tax increase of $1.9 million primarily related to non-deductible stock-based compensation, which together totaled about 4 cents per share.

“I commend our employees for remaining steadfast and committed during 2005 in providing the level of care needed and deserved by our patients and residents,” Mr. Ormond said. “This provided the impetus for our operating strength and performance. We have positioned our company for the 2006 Medicare rate changes by focusing on cost management and patient mix management. We expect to continue to grow our hospice business, and our strong financial position gives us many options to expand all of our businesses in 2006.”

At 9:00 a.m. Eastern Time today, Manor Care will hold a conference call to discuss the company’s results and performance for the 2005 fourth quarter and year. The toll-free number for the call is 1-888-634-8435. Callers to this number will be able to listen

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to the company’s discussion and have the opportunity to ask questions. The call will also be webcast live in the Investor Information section of Manor Care’s website www.hcr-manorcare.com. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call. To access the rebroadcast, dial 1-800-642-1687. The conference ID number is 3965180. This rebroadcast will be available until midnight, February 2. A recording of the call will also be available on Manor Care’s website for 90 days.

Manor Care, Inc., through its operating group HCR Manor Care, is a leading provider of short-term post-acute and long-term care. The company’s nearly 60,000 employees provide high-quality care for patients and residents through a network of more than 500 skilled nursing centers, assisted living facilities, outpatient rehabilitation clinics, and hospice and home care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected Heartland, ManorCare and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Shares are traded on the New York Stock Exchange under the ticker symbol HCR.

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such forward-looking statements reflect management’s beliefs and assumptions and are based on information currently available to management. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by the company with the Securities and Exchange Commission and include changes in the health care industry because of political and economic influences, changes in regulations governing the industry, changes in reimbursement levels including those under the Medicare and Medicaid programs, changes in the competitive marketplace, and changes in current trends in the cost and volume of general and professional liability claims. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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Manor Care, Inc.
Consolidated Statements of Income (unaudited)

	Three months ended Dec. 31,		Year ended Dec. 31,
	2005	2004	2005	2004
		(In thousands, except per share amounts)
Revenues	$864,050	$805,576	$3,417,290	$3,208,867
Expenses
Operating	703,906	665,331	2,820,431	2,647,849
General and administrative	47,570	38,645	164,189	140,587
Depreciation and amortization	35,535	31,855	139,203	127,821
Asset impairment	—	—	2,451	—

	787,011	735,831	3,126,274	2,916,257

Income before other income (expenses) and
income taxes	77,039	69,745	291,016	292,610
Other income (expenses):
Interest expense	(9,882)	(10,303)	(41,240)	(42,420)
Early extinguishment of debt	(14,581)	2	(18,634)	(11,160)
Gain (loss) on sale of assets	(1,074)	3,029	16,431	6,400
Equity in earnings of affiliated companies	1,393	1,313	5,492	6,975
Interest income and other	1,899	1,279	4,607	2,474

Total other expenses, net	(22,245)	(4,680)	(33,344)	(37,731)

Income before income taxes	54,794	65,065	257,672	254,879
Income taxes	22,468	17,143	96,717	86,657

Net income	$32,326	$47,922	$160,955	$168,222

Earnings per share:
Basic	$.41	$.56	$1.93	$1.94
Diluted	$.40	$.55	$1.89	$1.90
Weighted-average shares:
Basic	78,914	85,307	83,269	86,762
Diluted	80,779	87,250	85,044	88,725
Cash dividends declared per common share	$.15	$.14	$.60	$.56

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Manor Care, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	December 31,	December 31,
	2005	2004
	(In thousands)
Cash	$12,293	$32,915
Other current assets	519,036	507,452
Property and equipment	1,484,475	1,495,152
Other	323,430	314,945

Total assets	$2,339,234	$2,350,464

Current liabilities	$452,371	$402,254
Long-term debt	730,466	555,275
Other long-term liabilities	382,674	408,776
Shareholders’ equity	773,723	984,159

Total liabilities and shareholders’ equity	$2,339,234	$2,350,464

Shares outstanding	78,729	85,990
YTD shares repurchased $316.4 million	8,357

Selected Statistics (unaudited)

	Quarter ended December 31,
	2005	2004
Occupancy	89%	89%
Revenue allocation:
Private and other	32%	33%
Medicare	39%	37%
Medicaid	29%	30%
Quality Mix	71%	70%
Per Diems:
Private and other (excluding assisted living)	$215.55	$202.05
Private and other (assisted living)	$119.02	$114.89
Medicare	$378.54	$351.80
Medicaid	$149.14	$137.78
Number of Facilities:
Skilled nursing facilities	276	279
Assisted living facilities:
Springhouses	11	11
Arden Courts	54	54

Total	65	65

Number of Beds:
Skilled nursing facilities	37,906	38,399
Assisted living facilities	5,080	5,074
Outpatient therapy clinics	91	89
Hospice and home health offices	103	97
Skilled nursing facility wage rate increases
fourth quarter 2005 to 2004	3%
Cash flow from operations (in millions):
Fourth Quarter	$63	$49
Year-to-date	$354	$330
Capital Expenditures (in millions):
Maintenance and renovations	$30	$22
New construction	$9	$7